AMENDMENT NO. 3

TO THE SUBADVISORY AGREEMENT

This Amendment No. 3 (the “Amendment”), made and entered into as of March 19, 2019, is made a part of the Subadvisory Agreement between Columbia Management Investment Advisers, LLC, a Minnesota limited liability company (“Investment Manager”) and T. Rowe Price Associates, Inc., a Maryland corporation (“Subadviser”), dated September 14, 2016, as amended July 24, 2018 and November 9, 2018 (the “Agreement”).

WHEREAS, Investment Manager desires to retain Subadviser to provide investment advisory services to an additional mutual fund, Variable Portfolio – Partners Core Equity Fund, and Subadviser is willing to render such investment advisory services; and

WHEREAS, Investment Manager and Subadviser desire to amend the Agreement, including Schedule A thereto, to add, effective May 20, 2019, Variable Portfolio – Partners Core Equity Fund as a “Fund” covered by the Agreement.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.	Inclusion of additional Fund. All references to the “Fund” in the Agreement shall mean, and it hereby does mean, each “Fund” identified on the amended Schedule A attached to this Amendment.

Schedule A. Schedule A to the Agreement shall be, and hereby is, deleted and replaced with the Schedule A attached hereto.

2.	Portfolio Management. Section 1(a)iii of the Agreement shall be, and hereby is, deleted and replaced with the following:

(iv)

Records and Reports. Subadviser (a) shall maintain such books and records for such time periods as are required of an SEC-registered investment adviser to an investment company registered under the 1940 Act, (b) shall render to the Board such periodic and special reports as the Board (or a Committee thereof) or Investment Manager may reasonably request in writing, and (c) shall meet with any persons at the request of Investment Manager or the Board for the purpose of reviewing Subadviser’s performance under this Agreement at reasonable times and upon reasonable advance notice.

3.	Portfolio Management. Section 1(a)iv of the Agreement shall be, and hereby is, deleted and replaced with the following:

(v)

Transaction Reports. Subadviser shall provide Investment Manager a daily trade file with information relating to all transactions concerning the allocated portion of the Fund’s assets for which Subadviser is responsible and shall provide Investment Manager with such other information regarding the Fund upon Investment Manager’s reasonable request. Subadviser shall affirm or send a trade file of these transactions as instruction to the custodian of the Fund.

4.	Portfolio Management. Section 1(a) of the Agreement shall be, and hereby is, amended by adding the following as new paragraph (vi):

(vi)

Management of Funds with Multiple Subadvisers. Subadviser’s responsibilities for providing services to a Fund shall be limited to the portion of the Fund’s assets allocated to Subadviser (“Subadviser Account”). Subadviser shall not, without the prior approval of Investment Manager, effect any transactions that would cause the Subadviser Account, treated as a separate fund, to be out of compliance with the Fund’s investment objectives, policies and restrictions. Notwithstanding the foregoing, the Subadviser shall be responsible for monitoring compliance based upon its books and records with respect to the Subadviser Account. To the extent applicable, Subadviser shall not consult with any other subadviser of a Fund concerning transactions for the Fund in securities or other assets.

5.	Duration and Termination. Section 10(a) shall be, and hereby is, deleted and replaced with the following:

Unless sooner terminated as provided herein, this Agreement, with respect to each Fund identified on Schedule A (as amended from time to time), shall continue from the date of its execution only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act and, if applicable, any guidance provided or relief granted by the SEC. Thereafter, if not terminated with respect to a Fund, this Agreement shall continue automatically for successive periods of

12 months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Board members who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, and (ii) by the Board or by a vote of the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund.

6.

Miscellaneous. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement. This Amendment may be executed in counterparts, each of which will be deemed an original and all of which together will be deemed to be one and the same agreement. As modified herein, the Agreement is confirmed and remains in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the day and year first above written.

Columbia Management Investment Advisers, LLC		T. Rowe Price Associates, Inc.

By:	/s/ David Weiss	By:	/s/ Terence Baptiste
	Signature		Signature

Name:	David Weiss	Name:	Terence Baptiste
	Printed		Printed

Title:	Assistant Secretary	Title:	Vice President

AMENDMENT NO. 3

TO THE SUBADVISORY AGREEMENT

SCHEDULE A AS OF MARCH 20, 2019

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